Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUNLINK HEALTH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Ohio	31-0621189

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

SUNLINK HEALTH SYSTEMS, INC.
900 Circle 75 Parkway
Suite 1300
Atlanta, Georgia 30334
(Address, including zip code,
of registrant’s principal executive offices)

SUNLINK HEALTH SYSTEMS, INC.
2001 OUTSIDE DIRECTORS’ STOCK OWNERSHIP AND STOCK OPTION PLAN
(Full title of the plan)

James J. Mulligan
Secretary
812 Timberlake Court
Dayton, Ohio 45429
(937) 298-2226
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	Maximum
securities	Amount	offering	Aggregate	Amount of
to be	to be	price per	Offering	registration
registered	registered	share	price	fee

Common Shares Without par value	90,000	$2.76 (1)	$248,400 (1)	$22.85

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based upon the closing sale price of a Common Share on September 16, 2002, as reported by the American Stock Exchange.

PART II
SIGNATURES
INDEX TO EXHIBITS
EX-5.1 OPINION JAMES J. MULLIGAN
EX-23.1 CONSENT OF DELOITTE & TOUCHE LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference as of their respective dates of filing:

(a) The Annual Report of SunLink Health Systems, Inc. (the “Corporation”), on Form 10-K for the year ended June 30, 2002, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (“Exchange Act”).

(b) NA

(c) The description of the Corporation’s Common Shares contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all Common Shares offered hereunder have been sold or which deregisters all Common Shares then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     James J. Mulligan is a sole practitioner and is general counsel to the Corporation and provided an opinion regarding the legality of the actions taken and to be taken by the Corporation regarding its 2001 Outside Directors’ Stock Ownership and Stock Option Plan. Mr. Mulligan is also a director and Secretary of the Corporation. Mr. Mulligan is the beneficial owner of 26,705 Common Shares and 5,380 warrants to purchase Common Shares of the Corporation.

Item 6. Indemnification of Directors and Officers.

     Article III of the Code of Regulations of the Corporation sets forth certain rights of directors and officers of the Corporation to indemnification. Under Article III, the liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceeding in which the claim for indemnification arises was brought (a) other than by and in the right of the Corporation (“Third Party Actions”) or (b) by and in the right of the Corporation (“Derivative Actions”).

     In Third Party Actions, the Corporation will indemnify each director and officer against expenses, including attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened or actual proceeding in which he may be involved by reason of his having acted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any matter the subject of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     In Derivative Actions, the Corporation will indemnify each director and officer against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of any such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation except that no indemnification is permitted with respect to any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless a court determines such person is entitled to indemnification.

     Unless indemnification is ordered by a court, the determination as to whether or not an individual has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the Corporation by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders of the Corporation.

     Article III of the Code of Regulations does not limit in any way other indemnification rights to which those seeking indemnification may be entitled.

     The Corporation maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Corporation under its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by the Corporation’s indemnification obligations.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Index to Exhibits at Page 7.

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 17th day of September, 2002.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.

Robert M. Thornton, Jr., Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Robert M. Thornton, Jr. Robert M. Thornton, Jr.	Director, Chairman, President and Chief Executive Officer (principal executive officer)	September 17, 2002

/s/ J. T. Morris J.T. Morris	Chief Financial Officer (principal financial officer)	September 17, 2002

/s/ Mark J. Stockslager Mark J. Stockslager	Chief Accounting Officer (principal accounting officer)	September 17, 2002

/s/ Steven J. Baileys Dr. Steven J. Baileys	Director	September 17, 2002

/s/ Karen B. Brenner Karen B. Brenner	Director	September 17, 2002

Name	Title	Date

/s/ C. Michael Ford C. Michael Ford	Director	September 17, 2002

Michael W. Hall	Director

/s/ James J. Mulligan James J. Mulligan	Director	September 17, 2002

/s/ Howard E. Turner Howard E. Turner	Director	September 17, 2002

/s/ Ronald J. Vannuki Ronald J. Vannuki	Director	September 17, 2002

INDEX TO EXHIBITS

(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES:

	4.1	Certificate of Amendment by Shareholders to Amended Articles of Incorporation of SunLink Health Systems, Inc.(incorporated by reference from Exhibit 10.9 of the Corporation’s Report on Form 10-Q for the quarter ended September 30, 2001)

	4.2	Code of Regulations of SunLink Health Systems, Inc., as amended (incorporated by reference from Exhibit 10.8 of the Corporation’s Report on Form 10-Q for the quarter ended September 30, 2001)

	4.3	SunLink Health Systems, Inc. 2001 Outside Directors’ Stock Ownership and Stock Option Plan (incorporated by reference from Exhibit 10.6 of the Corporation’s Report on Form 10-Q for the quarter ended September 30, 2001)

(5)	OPINION REGARDING LEGALITY:

	5.1	Opinion of James J. Mulligan

(23)	CONSENTS OF EXPERTS AND COUNSEL:

	23.1	Consent of Deloitte & Touche LLP

	23.2	Consent of James J. Mulligan is contained in his opinion at 5.1, above